                                                                     Exhibit 8.1




August 2, 2001                                                   OUR FILE NUMBER
                                                                     285,846-055
                                                                    NY1-815328.1
Fresenius Medical Care AG
FMC Trust Finance S.a.r.l. Luxembourg- III                  WRITER'S DIRECT DIAL
Fresenius Medical Care Capital Trust IV                             212-326-2003
Fresenius Medical Care Capital Trust V
Else-Kroner Strasse 1                                    WRITER'S E-MAIL ADDRESS
61346 Bad Hamburg v.d. H                                       jgiannola@omm.com
Germany


            RE:   FRESENIUS MEDICAL CARE CAPITAL TRUST IV
                  FRESENIUS MEDICAL CARE CAPITAL TRUST V

Ladies and Gentlemen:

            You have requested our opinion as to whether Fresenius Medical Care Capital Trust IV ("Trust IV") and Fresenius Medical Care Capital Trust V ("Trust V", and together, the "Trusts") will continue to qualify as grantor trusts for United States federal income tax purposes after the exchange of trust preferred securities, as described below.

            Each of the Trusts is a statutory business trust formed under the laws of the State of Delaware pursuant the declarations of trust, as amended (individually, the "Amended Declaration" and collectively, the "Amended Declarations") entered into between FMC Trust Finance S.a.r.l. Luxembourg- III (the "Company"), Fresenius Medical Care AG ("FMC AG"), a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany) and sole shareholder of the Company, State Street Bank and Trust Company, as Preferred trustee, First Union Trust Company National Association, as Delaware trustee, the Company trustees and the holders from time to time. At the time of formation of each of the Trusts and the initial issuance of the trust preferred securities, the Company and each of the Trusts agreed, pursuant to the Registration Rights Agreements dated as of June 6, 2001, in the case of Trust IV and dated as of June 15, 2001, in the case of Trust V, to file and use their best efforts to cause a registration statement to become effective with respect to the exchange of new trust preferred securities for old trust preferred securities, in each case with identical terms in all material respects. The Company and the Trusts are now registering new trust preferred securities for each of the Trusts.

August 2, 2001 - Page 2


            In rendering our opinion, we have examined the Registration Statement on Form F-4 in the form filed with the SEC on August 2, 2001 (the "Registration Statement") and the preliminary prospectus (the "Prospectus") included therein, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. For purposes of such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, and the authenticity of all documents submitted to us as relevant to this opinion and, as to matters of fact, we have relied upon the agreements, instruments, certificates and documents referred to above. We have also assumed
(a) that all parties have the corporate power and authority to enter into and perform all obligations thereunder; (b) the due authorization by all requisite corporate actions, the due execution and delivery and the validity, binding effect and enforceability of such documents; and (c) that each of the Trusts is organized, is operating and will continue to be operated in accordance with the Delaware Business Trust Act and the terms and conditions of its respective Amended Declaration. Finally, we have assumed that the form of documents reviewed for this opinion will be executed in the form in which we reviewed them in all material respects. Capitalized terms used herein shall have the meanings ascribed to them in the Registration Statement unless otherwise indicated.

            Trust IV is offering to exchange up to US$225 million aggregate liquidation amount of new U.S. dollar-denominated 7-7/8% trust preferred securities ("New USD Trust Preferred Securities") that have been registered with the Securities and Exchange Commission for a like aggregate liquidation amount of old U.S. dollar-denominated 7-7/8% trust preferred securities ("Old USD Trust Preferred Securities"). To the extent that this exchange offer (the "USD Exchange Offer") is accepted, the Company will also exchange its new U.S. dollar-denominated 7-7/8% Senior Subordinated Notes (the "New USD Notes") for a like principal amount of old U.S. dollar-denominated 7-7/8% Senior Subordinated Notes (the "Old USD Notes").

            Trust V is offering to exchange up to E300 million aggregate liquidation amount of new Euro-denominated 7-3/8% trust preferred securities ("New Euro Trust Preferred Securities" and collectively with the New USD Trust Preferred Securities, the "New Trust Preferred Securities") that have been registered with the Securities and Exchange Commission for a like aggregate liquidation amount of old Euro-denominated 7-3/8% trust preferred securities ("Old Euro Trust Preferred Securities", and collectively with the Old USD Trust Preferred Securities, the "Old Trust Preferred Securities"). To the extent that this exchange offer (the "Euro Exchange Offer," and collectively with the USD Exchange Offer, the "Exchange Offers") is accepted, the Company will also exchange its new Euro denominated 7-3/8% Senior Subordinated Notes (the "New Euro Notes" and collectively with the New USD Notes, the "New Notes") for a like principal amount of Euro-denominated 7-3/8% Senior Subordinated Notes (the "Old Euro Notes" and collectively with the Old USD Notes, the "Old Notes").

            Finally, the guarantees of FMC AG with respect to the New Trust Preferred Securities will be exchanged for like guarantees with respect to the Old Trust Preferred Securities. The Note Guarantors will also exchange their guarantees with respect to the New Notes for like guarantees with respect to the Old Notes.

August 2, 2001 - Page 3


            The New USD Trust Preferred Securities are identical to the Old USD Trust Preferred Securities that they replace, and the New Euro Trust Preferred Securities are identical to the Old Euro Trust Preferred Securities that they replace, except that, in each case (i) the new Trust Preferred Securities have been registered and, therefore, will not be subject to certain restrictions on transfer, and (ii) the New Trust Preferred Securities will not contain the minimum liquidation amount transfer restrictions and will not provide for any increase in the distribution rate thereon. In addition, the terms of the New Notes are the same in all material respects as the terms of the Old Notes that they replace, except that, in each case (a) the New Notes will not contain the minimum principal amount transfer restrictions, and (b) the New Notes will not provide for any increase in the interest rate thereon.

            In connection with the Exchange Offers, we are advised that (a) there will be no change in the amount of the Common Securities for each Trust , which will continue to be owned by FMC AG, and (b) the Trust Preferred Securities and Common Securities of each Trust will continue to represent all of the beneficial interests in the assets of each Trust. In addition, the only assets of each Trust will continue to be either the Old Notes with respect to that Trust and/or the New Notes with respect to that Trust, and the Trustees of each Trust will continue to be prohibited from varying those assets.

            The Common Securities of each Trust will continue to rank pari passu with the Old Trust Preferred Securities and/or the New Trust Preferred Securities of that Trust, except that, with respect to each Trust, upon the occurrence and during the continuance of a Declaration Event of Default for that Trust (as defined in each Amended Declaration), the rights of the Company as holder of that Trust's Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of that Trust's Trust Preferred Securities. In addition, upon the occurrence and during the continuance of a Declaration Event of Default, the rights of the Common Securities holder under the separate payment guarantee of FMC AG will continue to be subordinated to the rights of the holders of the Old Trust Preferred Securities and the New Trust Preferred Securities of that Trust with respect to distributions from that Trust. Finally, the voting rights of the holders of the Old Trust Preferred Securities, the New Trust Preferred Securities and the Common Securities of each Trust remain the same.

            Our opinion set forth herein is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department Regulations promulgated thereunder (the "Regulations"), administrative interpretations of the Internal Revenue Service (the "IRS") and judicial decisions. The opinion expressed herein deals only with United States federal income taxation and only with respect to the matters addressed herein and not with state or local taxation or the matters of any other taxing jurisdiction. In addition, changes in the law, facts, or representations relied upon could possibly adversely affect the conclusions reached in this opinion. Consequently, future events may result in federal income tax treatment of a Trust and its beneficial owners that is materially and adversely different from that described herein.

August 2, 2001 - Page 4


            Under Section 301.7701-4(c)(1) of the Regulations, an investment trust will not be classified as a trust if there is a power under the trust agreement to vary the investment of the trust certificate holders. The exchange of the New Trust Preferred Securities for the Old Preferred Securities, and of the New Notes for the Old Notes, with respect to each Trust is being made pursuant to the provisions of the Rights Agreements entered into at the time the Old Trust Preferred Securities were issued. In addition, except for the provisions noted above (which are no longer applicable to the registered securities), the terms of the New Trust Preferred Securities are identical to the terms of the Old Preferred Securities and the terms of the New Notes are identical to the terms of the Old Notes with respect to each Trust. Accordingly, the exchange of a Trust's trust preferred securities and notes will not cause a Trust to fail to qualify as a trust under the Regulations as a result of any investment powers conferred on the Trustees by an Amended Declaration.

            In addition, since the terms of the Common Securities has not changed and since the terms of the New Trust Preferred Securities are in all material respects the same as the terms of the Old Trust Preferred Securities with respect to a Trust, the existence of multiple classes of securities in a Trust should continue to be treated as merely incidental to facilitating direct investment in the Old Notes and/or the New Notes with respect to that Trust. Regulations Section 301.7701-4(c)(1). The subordination of certain payment rights of the Common Securities holders to the trust preferred securities holders, as well as the subordination feature of the Common Securities holder's guarantee, which will only apply upon the occurrence and during the continuance of a Declaration Event of Default, should also be treated, under the Regulations, as incidental to each Trust's purpose of facilitating direct investment in its respective Old Notes and/or New Notes. See Example 2 of Regulations Section 301.7701-4(c); see also Priv. Ltr. Rul. 9132027 (May 8,
1991) (a trust certificate holder's guarantee of trust distributions to other certificate holders, and the subordination of the guarantor's right to distributions in favor of the other certificate holders upon default of the underlying loans, was incidental to the trust's purpose of facilitating direct investment in the trust assets); Priv. Ltr. Rul. 9244036 (August 5, 1992) (a limited guarantee by one class of trust certificate holders in favor of another class is incidental to facilitating direct investment in trust assets); and Priv. Ltr. Rul. 9140076 (July 9, 1991) (to the same effect). While these private rulings may not be relied upon by taxpayers other that the taxpayer to whom the ruling is addressed, they do indicate the IRS's thinking on this issue.

            While it is still not clear that the existence of the limited voting rights of the Common Securities holder, and of the trust preferred securities holders under various circumstances, would cause a Trust to be viewed, under the Regulations, as having two classes of ownership interest, even if it did, in our view any such limited voting rights would also be deemed to be "incidental" under the Regulations.

            Based on the foregoing, it is our opinion that, for federal income tax purposes, each Trust will continue to be classified as a grantor trust, and not as an association taxable as a corporation.

August 2, 2001 - Page 5


            We hereby confirm the tax consequences set forth in the Registration Statement under the heading "Tax Considerations - United States", and we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Tax Considerations - United States" in the in prospectus forming a part thereof.


                                       Respectfully submitted,



                                       /s/ O'MELVENY & MYERS LLP

JGG:ml